Exhibit 10.4

Viacom Inc.

2006 Long-Term Management Incentive Plan

(Amended and Restated April 12, 2007)

Terms and Conditions to the Performance Share Units

ARTICLE I

TERMS OF PERFORMANCE SHARE UNITS

Section 1.1        Grant of Performance Share Units. The Performance Share Units (the “Performance Share Units”) have been awarded to the Participant subject to the terms and conditions contained in (A) the confirmation for the May 29, 2007 grant of Performance Share Units provided to the Participant (the “Performance Share Units Certificate”) and the Terms and Conditions contained herein (collectively, the “Certificate”) and (B) the Plan, the terms of which are hereby incorporated by reference. A copy of the Plan is being provided simultaneously on-line or attached hereto. Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Performance Share Units Certificate or the Plan. Performance Share Units are notional units of measurement and represent the right to receive a number of shares of Class B Common Stock determined on the basis of the performance of the Class B Common Stock in comparison to the performance of the common stock of companies comprising the Reference Group, on the terms and conditions set forth in the Certificate.

Section 1.2	Terms of Performance Share Units.

(a)          Valuation. As of the Determination Date, the TSR of the Class B Common Stock over the relevant Measurement Period will be measured against the TSR of the common stock of the companies comprising the Reference Group over the relevant Measurement Period. Subject to Section 1.2(b), the percentile ranking of the TSR of the Shares as compared to the companies comprising the Reference Group will be used to calculate the number of shares of Class B Common Stock that the Participant will receive, in accordance with the following schedule (the “Schedule”):

Schedule
• If the Company achieves less than the 25th percentile TSR, the award of Performance Share Units will be forfeited
• If the Company achieves the 25th percentile TSR, the number of shares to be delivered under the award will be 25% of the Target Award
• If the Company achieves the 50th percentile TSR, the number of shares to be delivered under the award will be 100% of the Target Award

•  If the Company achieves the 100th percentile TSR (that is, if it is the first ranked company in the Reference Group for TSR), the number of shares to be delivered under the award will be [200%] [300%] of the Target Award

For Company achievement at an intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of shares of Class B Common Stock to be delivered will be interpolated between the respective number of shares delivered at such percentiles. For example, if the Company were to achieve the 70th percentile TSR, the number of Shares to be delivered would be [140%] [180%] of the Target Award.

(b)          EPS Valuation Rule. Notwithstanding the valuation principles set forth in Section 1.2(a), if for the Measurement Period for the award (I) the Company achieves less than the 50th percentile TSR, and (II) its earnings per share (“EPS”) exceed a hurdle which has been specified by the Committee, then the number of shares of Class B Common Stock to be delivered under the award will equal the arithmetic average of the Target Award and the number of shares that would be received under the award pursuant to the Schedule, rounded up to the nearest whole share.

(c)          Settlement and Delivery of Shares. Shares delivered in settlement of the Performance Share Units will be delivered, net of any Shares withheld to satisfy taxes, as follows:

(i)           If the Company achieves at least the 50th percentile TSR, shares of Class B Common Stock will be delivered no later than four (4) weeks following the Determination Date; and

(ii)          If the Company does not achieve at least the 50th percentile TSR, (I) shares of Class B Common Stock determined pursuant to the Schedule, if any, will be delivered no later than four (4) weeks following the Determination Date and (II) any incremental shares of Class B Common Stock to which the Participant is entitled by virtue of Section 1.2(b), if any, will be delivered on the second business day following the delivery of the Company’s audited financial statements in respect of the last year of the applicable Measurement Period (so that it can be determined whether or not the Company attained the EPS hurdle in respect of such award).

(d)	Termination of Employment.

(i)           In the event the Participant’s employment with the Company or a Subsidiary terminates in a Qualifying Termination prior to December 31, 2009, the number of shares of Class B Common Stock that the Participant will receive for the applicable Measurement Period will be determined by multiplying the shares of Class B Common Stock determined under the applicable valuation criteria under Section 1.2(a) or (b) by a fraction, the numerator of which is the number of days starting with and inclusive of January 1, 2007 and ending on the applicable Determination Date and the denominator of which is the number of days starting with and inclusive of January 1, 2007 and ending on December 31, 2009.

(ii)          In the event the Participant’s employment with the Company or a Subsidiary terminates for any reason other than a Qualifying Termination, the Participant shall forfeit all unvested Performance Share Units as of the date of such event

ARTICLE II

EFFECT OF CERTAIN CORPORATE CHANGES

In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to the Performance Share Units, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)          “Cause” shall (i) have the meaning provided in a Company or a Subsidiary employment agreement that is in effect and applicable to the Participant, or (ii) mean, if there is no such employment agreement or if such employment agreement contains no such term, unless the Committee determines otherwise, (A) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to the Participant’s employment with the Company or a Subsidiary; (B) conduct constituting a felony, whether or not related to the Participant’s employment with the Company or a Subsidiary; (C) conduct constituting a financial crime, material act of dishonesty or material unethical business conduct, involving the Company or a Subsidiary; (D) willful unauthorized disclosure or use of Company or Subsidiary confidential information; (E) the failure to substantially obey a material lawful directive that is appropriate to the Participant’s position from a superior in his or her reporting line or the Board; (F) the failure or refusal to substantially perform the Participant’s material employment obligations (other than any such failure or refusal resulting from the Participant’s disability); (G) the willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to employment with the Company or a Subsidiary, after being instructed by the Company or a Subsidiary to cooperate; (H) the willful destruction of or failure to preserve documents or other material known to be relevant to any investigation referred to in subparagraph (G) above; or (I) the willful inducement of others to engage in the conduct described in subparagraphs (A) – (H).

(c)	“Certificate” shall mean the meaning set forth in Section 1.1 hereof.

(d)          “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(e)          “Code” shall mean the U.S. Internal Revenue Code of l986, as amended, including any successor law thereto and the rules, regulations and guidance promulgated thereunder.

(f)           “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan).

(g)	“Company” shall mean Viacom Inc., a Delaware corporation.

(h)          “Date of Grant” shall be the date set forth on the Performance Share Units Certificate.

(i)           “Determination Date” means the December 31 immediately preceding the third anniversary of the Date of Grant; provided, however, that in the event the Participant’s employment with the Company terminates in a Qualifying Termination prior to the third anniversary of the Date of Grant, the Determination Date will be the effective date of the Participant’s termination of employment.

(j)           “Fair Market Value” of a share of Class B Common Stock on a given date shall be the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed.

(k)          “Good Reason” has the meaning assigned to such term in the Participant’s employment agreement with the Company or a Subsidiary.

(l)            “Measurement Period” means the period beginning on the starting date and ending on the end date specified in the Participant’s Performance Share Units Certificate; provided, however, that if the Participant’s employment with the Company terminates in a Qualifying Termination, the Measurement Period will be the period beginning on the starting date specified in the Participant’s Performance Share Units Certificate and ending on the effective date of the Participant’s Qualifying Termination.

(m)         “Participant” shall mean the employee named on the Performance Share Units Certificate.

(n)          “Performance Share Units” shall mean notional units of measurement representing the contractual right granted to the Participant to receive shares of Class B Common Stock based on the performance of the Class B Common Stock in comparison with the performance of the common stock of the Reference Group over the Measurement Period, on the terms and conditions forth in the Certificate.

(o)          “Performance Share Units Certificate” shall have the meaning set forth in Section 1.1 hereof.

(p)          “Permanent Disability” shall have the same meaning as such term or a similar term has in the long-term disability policy maintained by the Company or a Subsidiary thereof for the Participant and that is in effect on the date of the onset of the Participant’s Permanent Disability unless the Committee determines otherwise.

(q)          “Plan” shall mean the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated on April 12, 2007, and as may be further amended from time to time.

(r)           “Qualifying Termination” means (I) the termination of the Participant’s employment by the Company or a Subsidiary other than in a termination of employment for Cause; (II) in the event the Participant has an employment agreement with the Company or a Subsidiary that contains a Good Reason provision, such Participant’s resignation of employment for Good Reason; (III) the termination of the Participant’s employment with the Company or a Subsidiary by reason of the Participant’s death or Permanent Disability; or (IV) in the event the Participant has an employment agreement with the Company or a Subsidiary, the non-renewal of such employment agreement at the Company’s or Subsidiary’s election followed by termination of the Participant’s employment with the Company and any Subsidiary within six months of such contract expiration for any reason other than for Cause.

(s)          “Reference Group” means all companies whose common stock is included in the S&P 500 at the start of the Measurement Period (other than (I) companies that cease to be included in the S&P 500 during the Measurement Period solely due to merger, acquisition, liquidation or similar events fundamentally changing the identity and nature of the company and (II) companies that cease to be included in the S&P 500 other than on account of events described in the preceding clause (I) and which also cease to have common stock publicly traded on an exchange or on a recognized market system or the over-the-counter market).

(t)	“S&P 500” means the Standard & Poor’s 500 Composite Index.

(u)          “Section 409A” shall mean Section 409A of the Code and the rules, regulations and guidance promulgated thereunder from time to time.

(v)          “Subsidiary” shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

(w)         “Target Award” means the number of shares of Class B Common Stock indicated as the “Target Award” on the Participant’s Performance Share Units Certificate.

(x)          “TSR” means for the Class B Common Stock and for the common stock of each company in the Reference Group, the percentage change in value (positive or negative) over the Measurement Period as measured by dividing (I) the sum of (A) each company's cumulative value of dividends and other distributions in respect of its common stock for the Measurement Period, assuming dividend reinvestment, and (B) the difference (positive or negative) between each company’s common stock price on the first and last day of the Measurement Period, calculated based on the closing price on first day of the Measurement Period and the average closing prices over the 20-day trading period immediately prior to the last day of the Measurement Period, in each case, as reported by Bloomberg L.P. (or such other reporting service that the Committee may designate from time to time); by (II) the common stock price on the first day of the Measurement Period, calculated on the basis described above. Appropriate and equitable adjustments will be made to account for stock splits and reverse stock splits. TSR will be determined by the Committee in a manner consistent with this definition. For purposes of computing TSR, if a company has more than one class of common stock outstanding then only the class that is included in the S&P 500 shall be taken into account, and if there is more than one such class the company’s TSR shall be computed using the aggregate values of and distributions on all such classes.

ARTICLE IV

MISCELLANEOUS

Section 4.1       No Rights to Awards or Continued Employment. Neither the Certificate, the Plan nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, nor to be entitled to any remuneration or benefits not set forth in the Plan or the Certificate, including the right to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant's employment at any time for any reason.

Section 4.2        Restriction on Transfer. The rights of the Participant with respect to the Performance Share Units shall not be transferable by the Participant, except by will, the laws of descent and distribution or beneficiary designation; provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

Section 4.3       Taxes. The Company or a Subsidiary, as appropriate, shall be entitled to withhold from any payment made to the Participant, a Participant’s estate or any permitted transferee or beneficiary an amount sufficient to satisfy any federal, state, local and/or other tax withholding requirement or satisfy required tax withholding in respect of the delivery of shares of Class B Common Stock upon settlement of Performance Shares Units by having the Company withhold from such delivery shares of Class B Common Stock having a Fair Market Value equal to the amount of such required withholding.

Section 4.4        Stockholder Rights. The grant of Performance Share Units under the Certificate shall not entitle the Participant or a Participant’s estate, any permitted transferee or beneficiary to any rights of a holder of shares of Class B Common Stock, other than when and until the Participant, the Participant’s estate, the permitted transferee or beneficiary is registered on the books and records of the Company as a stockholder and shares are delivered to such party upon settlement of the Performance Share Units. Unless otherwise determined by the Committee in its discretion, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Class B Common Stock for which the record date is prior to the date on which the Participant, a Participant’s estate or any permitted transferee shall become the holder of such shares of Class B Common Stock.

Section 4.5        No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor the Certificate shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 4.6        Section 409A. If any provision of the Certificate contravenes any regulations or Treasury guidance promulgated under Section 409A or could cause the Participant to be required to recognize income for United States federal income tax purposes with respect to any Performance Share Units before such Performance Share Units are settled or to be subject to any additional tax or interest under Section 409A, such provision of the Certificate may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any additional tax or interest under Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Certificate shall not be applicable to Performance Share Units that are subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

Section 4.7        Amendment. The Committee shall have broad authority to amend the Certificate without approval of the Participant to the extent necessary or desirable (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (ii) to ensure that the Participant is not required to recognize income for United States federal income tax purposes with respect to any Performance Share Units before such Performance Share Units are settled and is not subject to additional tax and interest under Section 409A with respect to any Performance Share Units.

Section 4.8        Interpretation. In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. Additionally, in the event of a conflict or ambiguity between the provisions of the Certificate or the Plan and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the Performance Share Units, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of the Certificate.

Section 4.9        Breach of Covenants. In the event that the Committee makes a good faith determination that the Participant committed a material breach of the restrictive covenants relating to non-competition, non-solicitation, confidential information or proprietary property in any employment or other agreement applicable to the Participant during the Participant’s employment or the one year period after termination of the Participant’s employment with the Company or a Subsidiary for any reason, (i) the Participant shall be required to return the shares of Class B Common Stock received by him or her in settlement of the Performance Share Units during the one year period prior to such breach or any time after such breach occurs, or, if the shares of Class B Common Stock received in settlement of the Performance Share Units within the one year period prior to such breach were sold by the Participant, return any proceeds realized on the sale of such shares of Class B Common Stock prior to such breach or any time after such breach occurs and (ii) any unvested Performance Share Units shall be forfeited.

Section 4.10     Repayments. If any shares of Class B Common Stock had been delivered for exceeding the EPS hurdle and Company earnings are restated, the Committee may require the Participant to return any amount he or she received to which he or she would not have been entitled based on such restated earnings.

Section 4.11      Governmental Regulations. The Performance Share Units shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.12     Headings. The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Certificate.

Section 4.13      Governing Law. The Certificate and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.